Exhibit 5.1

ArcelorMittal S.A.

24-26, boulevard d’Avranches

L-1160 Luxembourg

Luxembourg, 18 May 2020

O/Ref. :        PH/TKA/DVA

Re :              Legal opinion

Dear Sirs,

1.     We have acted as Luxembourg counsel to ArcelorMittal, a société anonyme organised under the laws of Luxembourg with registered office at 24-26, boulevard d’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 82.454 (the “Company”), in connection with the Company’s offering, pursuant to a Registration Statement on Form F-3 filed on 2 March 2018 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to a Registration Statement on Form F-3 filed on 2 March 2018 (the “Registration Statement”), of $1,250,000,000 aggregate principal amount of 5.50% Mandatorily Convertible Subordinated Notes due 2023 (the “Notes”).

2.    The Notes are being issued under a subordinated base indenture dated 16 January 2013 (the “Subordinated Indenture”) entered into between the Company, Wilmington Trust, National Association, as trustee (the “Trustee”), and Citibank, N.A., as securities administrator (the “Securities Administrator”) as supplemented by the second supplemental indenture with respect to the Notes dated 18 May 2020 (the “Second Supplemental Indenture” and, together with the Subordinated Indenture, the “Subordinated Indenture”) and will be convertible into new or existing ordinary shares of the Company (“Shares”). The issue and sale of the Notes is concurrent with the sale by the Company of its 80,906,149 ordinary shares which have been issued on 14 May 2020 (the “Capital Increase”).

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577 2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

3.	For the purpose of this opinion, we have reviewed the following documents:

3.1	an e-mailed copy of the Registration Statement;

3.2	an e-mailed copy of the Prospectus Supplement;

3.3	an e-mailed copy of the executed Subordinated Indenture;

3.4	an e-mailed copy of the executed Second Supplemental Indenture;

3.5	a copy of the Company’s coordinated articles of association (statuts coordonnés) as at 16 May 2018 as deposited in the Company’s file with the RCS on 31 May 2018 (the “Articles”);

3.6

an e-mailed scanned copy of the certificate issued by Philippe Noury, Group Treasurer of the Company, and Henk Scheffer, Group Compliance Officer and Company Secretary of the Company dated 13 May 2020 confirming the resolutions passed by the board of directors of the Company (the “Board of Directors”) on 10 May 2020 (the “Officers’ Certificate”);

3.7

an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 18 May 2020 (the “RCS Certificate”) certifying that as of 17 May 2020 no court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) have been filed with the RCS in respect of the Company;

3.8	a copy of the list of authorised signatories of the Company dated 5 November 2019 and filed with the RCS on 13 November 2019; and

3.9	an electronic excerpt issued by the RCS in relation to the Company dated 18 May 2020 (the “Excerpt”).

The documents listed under paragraphs 3.1 through 3.9 are hereinafter referred to as the “Documents”.

4.     We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 18 May 2020 at 10:13 a.m. (CEST) as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we also made an enquiry in relation to the Company on the website of the RCS on 18 May 2020 at 10:14 a.m. (CEST) as to whether a faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation) or any similar Fileable Foreign Proceedings, or a decision appointing an administrateur provisoire (interim administrator) have been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Search, no court ruling declaring the Company subject to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de la faillite (composition with creditors), liquidation judiciaire (compulsory liquidation), or appointing an administrateur provisoire (interim administrator), and no similar Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. The Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such court ruling has been rendered, any such proceedings or Fileable Foreign Proceedings commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation), and the results of the Searches set out in this paragraph are qualified accordingly.

5.    For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital of the Company, except for the issue of the shares in the Capital Increase. We have furthermore assumed (i) that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document and (ii) the approval by a duly convened and validly held extraordinary general meeting of the shareholders of the Company of sufficient authorised share capital and authorisation to the board of directors to cancel shareholders’ statutory subscription rights to enable the board of directors to issue the Shares upon conversion of the Notes. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Notes conform to the form thereof that we have reviewed and (iii) that the Notes have been authenticated in accordance with the terms of the Subordinated Indenture. We have assumed that the Notes have been issued against a payment in cash and new Shares issued on conversion of Notes will be issued in exchange of the delivery of the relevant converted Notes in accordance with their terms. We have also assumed that the statements made in the Officers’ Certificate are a true record of the proceedings and facts described therein, and that the resolutions described in the Officers’ Certificate were validly passed in a duly convened and constituted meeting of the Board of Directors and that such resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion. We have furthermore assumed that the Articles have not been amended and that the List of Authorised Signatories remains in full force and effect and has not been amended, rescinded or terminated.

6.    The present opinion relates only to the laws of Luxembourg as they are in force and are construed at the date hereof in prevailing published court precedents. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation on any other law (including without limitation the laws or acts referred to in the Documents (other than Luxembourg law)) which may be relevant to any of the Documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation or determination. This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

7.    On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) duly incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

7.2.

The Company has all the necessary corporate power and authority to issue and deliver the Notes and has taken all necessary corporate actions, and no other action is required to be taken by it, to authorise the issuance and delivery of the Notes, and the issuance and delivery of Shares upon conversion of the Notes in accordance with their terms.

7.3.

The existing ordinary shares of the Company are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the delivery of the Shares).

7.4.	Subject to the delivery to the Company of the relevant converted Notes, new Shares issued on a conversion will be validly issued, fully paid and non-assessable.

We express no opinion on the legality, validity or enforceability of the Notes under the laws of New York.

8.    This opinion is subject to any limitations resulting from any laws from time to time in effect relating to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), composition with creditors (concordat préventif de la faillite), liquidation, suretyship and all other similar laws affecting creditors’ rights generally. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles, the Excerpt, the RCS Certificate and the Searches described above in section 3. However such searches are not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on such files.

9.    This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not expressed in the original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10.    It is understood that this opinion is to be used only in connection with the offer and sale of the Notes.

11.    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Report on Form 6-K filed by the Company and incorporated by reference into the Registration Statement and to the use of our name in the Prospectus Supplement and the Registration Statement under the heading “Validity of the Securities”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein

Yours sincerely,

ELVINGER HOSS PRUSSEN société anonyme

/s/ Thierry Kauffman
Thierry Kauffman
Partner